EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED:

We consent to the inclusion in Amendment No. 1 to the registration statement on Form F-1 (File No. 333-166872) (the "Registration Statement") of SEANERGY MARITIME HOLDINGS CORP. (the "Company") of our report dated September 11, 2009, with respect to the consolidated balance sheets of BULK ENERGY TRANSPORT (HOLDINGS) LIMITED as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2008, and the period from December 18, 2006 (inception) to December 31, 2006, which report appears in the Company's Registration Statement.

We consent to the references to our firm under the caption "Experts" in the prospectus.

/s/ KPMG Certified Auditors AE
Athens, Greece
July 20, 2010

SK 26979 0001 1115201